Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
Full Year and Fourth Quarter Results
Whippany, New Jersey, November 14, 2008 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its fourth quarter and fiscal year ended September 27, 2008.
Fiscal Year 2008 Results
Net income for fiscal 2008 amounted to $154.9 million, or $4.72 per Common Unit, an increase of $27.6 million, or 21.7%, compared to net income of $127.3 million, or $3.91 per Common Unit, in fiscal 2007. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased $24.4 million, or 12.3%, to $222.2 million in fiscal 2008 compared to $197.8 million for fiscal 2007.
Net income and EBITDA for fiscal 2008 included a gain (reported within discontinued operations) of $43.7 million from the Partnership’s sale of its Tirzah, South Carolina underground propane storage cavern and associated 62-mile pipeline, which occurred during October 2007. Net income and EBITDA for fiscal 2007 included: (i) a $3.3 million non-cash pension settlement charge; (ii) restructuring charges of $1.5 million related to severance benefits; (iii) a gain of $2.0 million from the recovery of a substantial portion of legal fees associated with the successful defense of a legal matter; (iv) gains (reported within discontinued operations) of $1.9 million from the sale and exchange of customer service centers considered to be non-strategic; and (v) a $3.8 million increase to the provision for income taxes related to a non-cash deferred tax adjustment.
Fiscal 2008 presented a challenging operating environment characterized by a volatile commodity price environment, continued customer conservation, relatively mild temperatures during the peak winter heating season and a general slowdown in the economy. However, the steps taken by the Partnership over the past several years to streamline its operating platform, drive operational efficiencies and reduce costs have helped to mitigate the potential negative effect on the Partnership’s operating results and financial position from these external factors. In the current financial crisis and general uncertainty surrounding the credit markets, the Partnership ended fiscal 2008 with more than $137.6 million of cash on hand which is expected to provide sufficient liquidity to fund its ongoing operations without an immediate need to access its established working capital facility.
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In announcing these results, Chief Executive Officer Mark A. Alexander said, “These are certainly challenging times for the energy sector, the financial markets and the overall economy. These solid results in a very challenging operating environment reflect the benefits of our flexible cost structure and streamlined operating platform. Our field employees performed admirably, providing outstanding customer service and effectively managing pricing and costs in relation to volumes. Additionally, with more than $137.6 million of cash on hand and one of the strongest distribution coverage ratios among our peers, Suburban is in a position of financial strength.”
Mr. Alexander continued, “Based on that strength, our fiscal 2008 earnings and our confidence in our operating platform, our Board of Supervisors recently declared the tenth consecutive increase in our annualized distribution rate to $3.22 per Common Unit — a growth rate of 7.3% over the prior year. In these times of uncertainty, our prudent management of cash has put us in an enviable position, particularly in relation to those who rely on the efficient functioning of the capital markets.”
Revenues of $1,574.2 million increased $134.6 million, or 9.4%, compared to the prior year due to higher average selling prices associated with higher product costs, partially offset by lower volumes. Retail propane gallons sold for fiscal 2008 decreased 46.3 million gallons, or 10.7%, to 386.2 million gallons from 432.5 million gallons in fiscal 2007. Sales of fuel oil and other refined fuels decreased 28.0 million gallons, or 26.8%, to 76.5 million gallons compared to 104.5 million gallons in the prior year. Lower volumes in both segments were attributable to ongoing customer conservation resulting from historically high commodity prices, warmer average temperatures during the peak heating months from October 2007 through March 2008 and, to a lesser extent, the effects of eliminating certain lower margin accounts.
In the commodities markets, average posted prices for propane and fuel oil during fiscal 2008 were 48.6% and 63.8% higher, respectively, compared to fiscal 2007. Costs of products sold increased $174.0 million, or 20.1%, to $1,039.4 million in fiscal 2008 compared to $865.4 million in the prior year, primarily resulting from the rise in commodity prices. As reported throughout much of the prior year, favorable market conditions impacting the supply and pricing structure for propane and fuel oil provided approximately $14.7 million of incremental margin opportunities in fiscal 2007, which were not present in fiscal 2008. In addition, with the dramatic rise in commodity prices, particularly during the third quarter of fiscal 2008, the Partnership reported realized losses from its risk management activities that were not fully offset by sales of the physical product, resulting in a negative effect of approximately $10.8 million on fiscal 2008 earnings. Costs of products sold for fiscal 2008 also included a $1.8 million unrealized (non-cash) gain attributable to the mark-to-market on certain risk management activities, compared to a $7.6 million unrealized (non-cash) loss in the prior year.
The Partnership’s efforts to drive efficiencies and reduce costs continued throughout fiscal 2008. Combined operating and general and administrative expenses of $356.2 million decreased $19.8 million, or 5.3%, compared to $376.0 million in the prior year. The most significant cost savings were experienced in payroll and benefit related expenses resulting from a lower headcount and lower variable compensation in line with lower earnings, once adjusted for the significant items described above. In addition, the Partnership experienced a reduction in costs to operate its fleet
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as a result of a lower vehicle count and route efficiencies, which more than offset the impact of a dramatic rise in diesel costs.
Net interest expense increased $1.5 million, or 4.2%, to $37.1 million in fiscal 2008 compared to $35.6 million in fiscal 2007 as a result of lower interest income earned on invested cash. As has been the case since April 2006, during fiscal 2008 there were no borrowings under the Partnership’s working capital facility as seasonal working capital needs continue to be funded from cash on hand, despite the rise in commodity prices. During the fourth quarter of fiscal 2008, the Partnership also made a prepayment of $15.0 million to reduce amounts outstanding under its term loan facility.
Fourth Quarter 2008 Results
Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss in its fiscal fourth quarter. For the fourth quarter of fiscal 2008, the Partnership narrowed its net loss to $11.3 million, or $0.35 per Common Unit, compared to a net loss of $32.1 million, or $0.99 per Common Unit, for the fourth quarter of fiscal 2007. EBITDA for the fourth quarter of fiscal 2008 amounted to $5.4 million compared to a loss of $12.4 million in the prior year quarter.
EBITDA and net loss for the fiscal 2007 fourth quarter included: (i) a non-cash pension settlement charge of $3.3 million related to accelerated recognition of actuarial losses in the Partnership’s defined benefit pension plan as a result of the level of lump sum retirement benefit payments made during fiscal 2007; (ii) a gain (reported within discontinued operations) of $0.7 million from the sale of two customer service centers considered to be non-strategic; and (iii) a $3.8 million increase to the provision for income taxes related to a non-cash deferred tax adjustment.
Contributing to the quarter over quarter improvement in EBITDA was the partial recovery of realized losses from risk management activities reported in the third quarter of fiscal 2008, which amounted to $3.7 million, as well as an improvement in total gross margin and a $2.4 million reduction in combined operating and general and administrative expenses as we continued to leverage our flexible cost structure to realize operating efficiencies and reduce costs. Costs of products sold for fiscal 2008 also included a $2.1 million unrealized (non-cash) gain attributable to the mark-to-market on certain risk management activities, compared to a $0.2 million unrealized (non-cash) gain in the prior year.
Average posted prices for propane and heating oil for the fourth quarter of fiscal 2008 increased 37.5% and 57.8%, respectively, compared to the prior year fourth quarter. Retail propane gallons sold in the fourth quarter of fiscal 2008 decreased 7.3 million gallons, or 11.4%, to 56.6 million gallons compared to 63.9 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 4.0 million gallons, or 31.0%, to 8.9 million gallons during the fourth quarter of fiscal 2008 compared to 12.9 million gallons in the prior year quarter. Lower volumes in both segments were attributable to ongoing customer conservation resulting from historically high commodity prices and general economic conditions.
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Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them; and

•	The impact of current conditions in the global capital and credit markets, and general economic pressures.
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2007 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended September 27, 2008 and September 29, 2007
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Revenues
Propane	$186,250	$153,990	$1,132,950	$1,019,798
Fuel oil and refined fuels	40,469	32,970	288,078	262,076
Natural gas and electricity	19,052	14,970	103,745	94,352
Services	9,641	11,727	44,393	56,519
All other	1,069	1,433	4,997	6,818

	256,481	215,090	1,574,163	1,439,563

Costs and expenses
Cost of products sold	167,990	139,973	1,039,436	865,418
Operating	72,576	71,764	308,071	319,583
General and administrative	10,502	13,755	48,134	56,422
Restructuring charges and severance costs	—	—	—	1,485
Pension settlement charge	—	3,269	—	3,269
Depreciation and amortization	7,069	7,028	28,394	28,790

	258,137	235,789	1,424,035	1,274,967

(Loss) income before interest expense and (benefit from) provision for income taxes	(1,656)	(20,699)	150,128	164,596
Interest expense, net	9,722	8,435	37,052	35,596

(Loss) income before (benefit from) provision for income taxes	(11,378)	(29,134)	113,076	129,000
(Benefit from) provision for income taxes	(53)	4,124	1,903	5,653

(Loss) income from continuing operations	(11,325)	(33,258)	111,173	123,347

Discontinued operations:
Gain on disposal of discontinued operations	—	682	43,707	1,887
Income from discontinued operations	—	489	—	2,053

Net (loss) income	$(11,325)	$(32,087)	$154,880	$127,287

(Loss) income from continuing operations per Common Unit — basic	$(0.35)	$(1.02)	$3.39	$3.79
Discontinued operations	—	0.03	1.33	0.12

Net (loss) income per Common Unit — basic	$(0.35)	$(0.99)	$4.72	$3.91

Weighted average number of Common Units outstanding — basic	32,788	32,674	32,783	32,554

(Loss) income from continuing operations per Common Unit — diluted	$(0.35)	$(1.02)	$3.37	$3.77
Discontinued operations	—	0.03	1.33	0.12

Net (loss) income per Common Unit — diluted	$(0.35)	$(0.99)	$4.70	$3.89

Weighted average number of Common Units outstanding — diluted	32,788	32,674	32,950	32,730

Supplemental Information:
EBITDA (a)	$5,413	$(12,423)	$222,229	$197,778
Adjusted EBITDA (a)	$3,325	$(12,619)	$220,465	$205,333
Retail gallons sold:
Propane	56,613	63,924	386,222	432,526
Refined fuels	8,872	12,867	76,515	104,506
Capital expenditures:
Maintenance	$3,438	$3,211	$12,045	$10,032
Growth	$1,080	$3,821	$9,774	$16,724
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(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Twelve Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Net (loss) income	$(11,325)	$(32,087)	$154,880	$127,287
Add:
(Benefit from) provision for income taxes	(53)	4,124	1,903	5,653
Interest expense, net	9,722	8,435	37,052	35,596
Depreciation and amortization — continuing operations	7,069	7,028	28,394	28,790
Depreciation and amortization — discontinued operations	—	77	—	452

EBITDA	5,413	(12,423)	222,229	197,778
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(2,088)	(196)	(1,764)	7,555

Adjusted EBITDA	3,325	(12,619)	220,465	205,333
Add / (subtract):
Provision for income taxes — current	53	(324)	(626)	(1,853)
Interest expense, net	(9,722)	(8,435)	(37,052)	(35,596)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	2,088	196	1,764	(7,555)
Compensation cost recognized under Restricted Unit Plan	653	905	2,156	3,014
Gain on disposal of property, plant and equipment, net	(431)	(381)	(2,252)	(2,782)
Gain on disposal of discontinued operations	—	(682)	(43,707)	(1,887)
Pension settlement charge	—	3,269	—	3,269
Changes in working capital and other assets and liabilities	67,563	36,013	(20,231)	(15,986)

Net cash provided by operating activities	$63,529	$17,942	$120,517	$145,957

     The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.